Exhibit 10.13

TXI

THREE YEAR INCENTIVE PLAN

FOR THE THREE CONSECUTIVE FISCAL YEAR PERIODS

ENDING MAY 31, 2007

1.	PURPOSE:

This Plan and subsequent Plans are created for these reasons:

A.	To create an interest (focus) for Plan participants that mirrors the interest of the Company’s shareholders.

B.	Focus Plan participants on medium-term growth and profitability.

C.	Provide an opportunity for participants to accumulate estate building capital.

D.	Provide an incentive necessary to retain and recruit top-quality executives.

2.	PERFORMANCE PERIOD:

A rolling three years beginning June 1, 2004.

3.	PARTICIPANTS:

Participants are recommended by management for Board approval and listed in Section 8 of the Plan document.

4.	ADMINISTRATION:

A.	The Compensation Committee of the Board of Directors approves the Plan.

B.	The Chief Executive Officer, Chief Operating Officers, and Chief Financial Officer, together, have the authority to add or delete acquired or divested operations to incentive plans and make minor adjustments to reflect the spirit and objectives of the Plan. Such changes will be reported to the Compensation Committee of the Board of Directors.

5.	MINIMUM AWARD HURDLE:

A.	Achievement of an award is dependent on attainment of a three (3) year consolidated average return-on-equity (ROE) equal to or greater than twelve percent (12%).

B.	Average return on equity for each performance period means the average of net income of the Company as a percentage of the average shareholder’s equity of the Company reported to shareholders in the Company’s consolidated financial statements of fiscal years included in a performance period, rounded to the nearest one-tenth (1/10) of one percent (1%). A fiscal year’s “average shareholder’s equity” is the average of its four (4) fiscal quarters. A “quarter’s average” is the sum of the beginning and ending balances divided by two.

C.	The minimum ROE hurdle will be established annually, approximately in the month of June, by the Compensation Committee of the Board of Directors.

6.	INDIVIDUAL PARTICIPATION:

A.	All participants approved by the Compensation Committee of the Board of Directors who are continuously employed by the Company during the performance period. Those who become eligible during the performance award period will have their award pro-rated for the amount of time they became eligible with a six (6) month minimum time requirement.

B.	Participants must be employed by the Company at time of payment which is expected to be prior to August 15 following the fiscal year end. Participation in any incentive plan is not considered a guarantee of employment or compensation.

7.	AWARDS

If a payment is made under any three-year incentive plan, it will consist of two parts: the Award Percentage and Discretionary Performance Award.

A.	The award percentage is based on the preceding three year ROE for the Company and is calculated as a percentage of base salary at time of award.

B.	A discretionary award fund will be created equal to the combined awards to be paid to the participants. The President/CEO will recommend to the Compensation Committee of the Board of Directors distribution of the award fund to plan participants (excluding the President/CEO) based upon their individual and team performance for the preceding three (3) years.

7.	AWARDS (Continued)

C.	There is a requirement that all of the fund be awarded.

D.	All taxes and other deductions required by law will be withheld.

E.	The Compensation Committee of the Board of Directors may elect to pay awards in cash, stock equivalent or combination of cash and stock; and to delay payment to one (1) or all recipients with interest equivalent to U.S. Treasury Bills, up to retirement or age sixty (60) whichever is later.

F.	All awards will be approved by the Compensation Committee of the Board of Directors.

G.	Amendments and exceptions to the plan provisions must be approved by the Compensation Committee of the Board of Directors.

8.	PARTICIPANT LIST

The following is a list of members recommended to participate in the Executive Three-Year Incentive Plan for the three consecutive fiscal year periods ending May 31, 2005, 2006 and 2007.

Corporate Officers:

Mel G. Brekhus	President and Chief Executive Officer

Barry M. Bone	VP, Real Estate
William J. Durbin	VP, Human Resources
Carlos E. Fonts	VP, Development
Richard M. Fowler	Executive VP, Finance
Robert C. Moore	VP, General Counsel & Secretary
Tommy A. Valenta	Executive VP, Steel

Operations & Staff Officers

Kenneth R. Allen	VP and Treasurer
Timothy J. Bourcier	VP, Operations - Steel
J. Lynn Davis	VP, Cement
William H. Dickert	VP, Steel Marketing and Sales
George E. Eure	VP, Expanded Shale and Clay
E. Leo Faciane	VP, Environmental Affairs
Philip L. Gaynor	VP, Cement Manufacturing
J. Celtyn Hughes	VP, Logistics and Steel Finance
Richard T. Jaffre	VP, Raw Materials
D. Randall Jones	VP, Communications & Governmental Affairs
J. Michael Link	VP, Controller, Cement, Aggregate, & Concrete
Stephen D. Mayfield	VP, Aggregates
James R. McCraw	VP, Accounting & Information Services
Ronnie A. Pruitt	VP, Aggregate and Cement Sales
Michael E. Perkins	VP, Concrete
J. Barrett Reese	VP, Marketing, Cement, Aggregate, & Concrete
James B. Rogers	VP, Consumer Products
Robert J. Simcoe	VP, Virginia Plant Manager, Steel
Thomas L. Vines	VP, Corporate Controller

9.	AWARD SCHEDULE

Three-Year Incentive Plan

For The Three Consecutive Fiscal Year Periods

Ending May 31, 2005, 2006 & 2007

Three-Year Average ROE	Award as a% of Base Pay *
12% to less than 14%	25%
14% to less than 16%	35%
16% to less than 18%	50%
18% and above	70%

*	Discretionary award fund doubles amount of individual awards.

The President and Chief Executive Officer award will be double that of the schedule’s base pay percentage plus a discretionary amount, determined by the Board of Directors, up to the base award.

Approved	Date